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                                                                   Exhibit 10.32

November 18, 1999


H POWER CORPORATION
50 Montgomery Street
Belleville, New Jersey
07109

Attention:  Dr. H. Frank Gibbard, President and CEO

Dear Dr. Gibbard:

      It is the purpose of this letter to memorialize the undertaking that has recently been agreed to by H Power Corporation ("HPC") to advance a sum of money to AvantCell Technologies Inc. ("ACT") with a view to the participation by HPC in a joint development program relating to the commercialization of the composite bipolar plate technology (the "Technology") that has been developed and is owned by ACT. In addition, it is the purpose of this letter to confirm the intent of ACT to (a) give to HPC an option to purchase shares in the capital stock of ACT; and (b) to set forward the terms and conditions under which a license arrangement would be entered into between ACT and HPC whereby HPC would be granted certain exclusive rights to the Technology.

      Accordingly in consideration of the sum of One Hundred Thousand Dollars U.S. Funds (US $100,000.00) ("Option Price") and other good and valuable consideration ACT will forthwith upon the receipt of the Option Price grant to HPC an irrevocable option (the "Option") exercisable at any time up to 5:00 p.m. on June 30, 2000 to purchase such a number of common shares of the capital stock of ACT as would give to HPC an equity interest in ACT of 4.348% (the shares that would be so issued shall hereinafter be referred to as the "Option Shares"). The Option shall be exercisable at any time up to and including, but not after 5:00 p.m. June 30, 2000 by delivering by either FedEx or UPS a written notice signed by you addressed to the undersigned in my capacity as President of ACT exercising the Option and if the Option is so exercised ACT shall issue to HPC the Option Shares at the price hereinafter mentioned. The said sale shall be closed on the fifth (5th) business day following the date of exercising of the Option (or such earlier date as we may agree) either at the offices of Gross, Pinsky, 2 Place Alexis Nihon, Suite 1000, 3500 de Maisonneuve Boulevard West, Montreal, Quebec or at the offices of ACT where and when payment of the said purchase price for the Option Shares shall be made in full as hereinafter provided.

      In the event that this Option is so exercised the price for the Option Shares shall be Five Hundred Thousand Dollars U.S. Funds (US $500,000.00) and such price shall be satisfied by the Option Price and as to the balance by the delivery to ACT by banker's draft or certified cheque of


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the sum of Four Hundred Thousand Dollars U.S. Funds (US $400,000.00) at which time share certificates evidencing the ownership of HPC of the Option Shares shall be delivered to the designated representatives of HPC.

      In consideration of the Option Price and in consideration of HPC's agreement to participate in a program with ACT for the aforementioned purposes and provided that HPC exercises the Option and purchases the Option Shares ACT hereby grants to HPC an option (the "Technology Option") to acquire an exclusive license for a period of two (2) years and only for the primary and stationary power source market to purchase from ACT fuel cells incorporating the jointly developed bipolar plates or to purchase such plates for use in fuel cells of HPC's own manufacture. The whole as will be more fully set out in the form of a license agreement (the "License Agreement") which HPC and ACT hereby undertake to negotiate in good faith by no later than September 1, 2000.

      The period of two (2) years in the License Agreement will commence on the date that the ACT bipolar plates are first incorporated in a delivered fuel cell system. The License Agreement will contain the usual and customary clauses and conditions and will be based on commercial terms which must be profitable for ACT as well as advantageous to HPC.

      As further consideration ACT agrees that it will not for a period of two
(2) years following the purchase of the Option Shares by HPC sell any part of the assets or capital stock of ACT without first giving HPC a right of first refusal to purchase on such equal terms as ACT may be prepared to sell to third parties any of the assets or shares of ACT. HPC shall have twenty-one (21) days in which it may exercise such right of first refusal.

      It is understood that nothing contained in this letter is intended to amend, negate or contravene those confidential information and non-disclosure agreements presently in effect between BondFace Technology Inc. and HPC, which shall remain and continue in full force and effect.

      If HPC does not purchase the Option Shares on or prior to 5:00 p.m. June 30, 2000 this Option and any and all undertakings by ACT in this letter shall forthwith terminate and the Option Price provided shall be retained by ACT and neither HPC nor ACT shall be under any further obligations the one to the other in respect to this letter.

      As previously indicated all sums referred to herein are in U.S. Funds. Time shall be of the essence hereof.


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      The foregoing shall be governed by and construed in accordance with the laws of New Jersey.

      If the foregoing meets with your approval kindly so indicate by signing and returning a replica of this letter which is enclosed for that purpose. I would ask that you return this letter on or before December 15, 1999 after which date if not so accepted the offer herein contained shall no longer be valid.


Yours very truly,

AVANTCELL TECHNOLOGIES INC.


Per: /s/ Anthony Keeler
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      Anthony Keeler
      President and CEO


AGREED AND ACCEPTED


H POWER CORPORATION


Per: /s/ H. Frank Gibbard
     -------------------------
      H. Frank Gibbard
      President and CEO


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